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                                                                    EXHIBIT 10.8


                         MEDICAL STAFFING NETWORK, INC.

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                  This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is dated as of this 20th day of August, 2001, between Medical Staffing Network, Inc. (the "Company"), MSN Holdings, Inc. ("Holdings") and Patricia Donohoe (the "Executive").

                                R E C I T A L S:

                  WHEREAS, the Executive is currently a party to an employment agreement with the Company and Holdings dated June 1, 1998, as amended (the "Original Agreement"); and

                  WHEREAS, as a condition of the transactions contemplated by the Agreement and Plan of Merger by and among Warburg, Pincus Private Equity VIII, L.P., MSN Acquisition Corp., Holdings, the Company and certain other investors, dated August 21, 2001 (the "Merger Agreement"), the parties hereto wish to terminate the Original Agreement and enter into a new employment arrangement on the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                  Section 1. EMPLOYMENT. The Company hereby agrees to continue to employ the Executive and the Executive hereby accepts such employment with the Company, on the terms and subject to the conditions hereinafter set forth. During the Employment Term (as hereinafter defined), the Executive shall serve as Chief Operating Officer of the Company and shall have the duties, responsibilities and obligations reasonably assigned to the Executive by the Board of Directors of the Company (the "Board").

                  Section 2. TERM. Unless terminated pursuant to Section 6 hereof, the Executive's employment hereunder shall commence on the Closing Date (as defined in the Merger Agreement) (the "Commencement Date") and shall continue during the period ending on the third anniversary of the Commencement Date (the "Initial Employment Term"). The Initial Employment Term shall be extended automatically without further action by either party by one additional year (added to the end of the Initial Employment Term) first on the third anniversary of the Commencement Date, and on each succeeding anniversary thereafter, unless, not later than ninety (90) days prior to the end of the Initial Employment Term (or extension thereof), either the Company or the Executive shall have notified the other in writing of its intention not to renew this Agreement. The Initial Employment Term, together with any extension thereof pursuant to this Section 2, shall be referred to as the "Employment Term."

                  Section 3. COMPENSATION. During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

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                  (a) SALARY. As compensation for the performance of the
Executive's services hereunder, the Company shall pay to the Executive a salary of $175,000 per annum with increases, if any, as may be approved in writing by the Board (the "Salary"). The Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time.

                  (b) BONUS POOL. During the Employment Term, the Executive shall be entitled to participate in the Company's bonus incentive pool, on such terms as the Board shall approve from time to time.

                  (c) OTHER COMPENSATION PLANS. The Executive shall be entitled to participate in any stock option plans, or other compensation plans offered by the Company to its officers and directors, subject to the terms and conditions contained therein. In addition to any other compensation provided during the Employment Term, in any calendar year of the Employment Term in which the Executive's promissory notes relating to restricted stock owned by the Executive remain outstanding, the Executive shall be entitled to receive a bonus equal to the amount of interest accrued under such promissory notes during such calendar year plus the amount of applicable taxes due with respect to such bonus such that the net after-tax bonus amount shall equal such amount of accrued interest.

                  (d) BENEFITS. The Executive shall be entitled to participate in health, insurance, pension and other benefits provided to other similarly situated employees of the Company; provided, that the Executive shall be entitled to Company paid health insurance coverage for the Executive and his dependents. The Executive shall also be entitled to three (3) weeks of vacation per annum and shall be entitled to the same number of holidays, sick days and other benefits as are generally allowed to other similarly situated employees of the Company in accordance with the Company policy in effect from time to time.

                  Section 4. EXCLUSIVITY. During the Employment Term, the Executive shall devote his full working time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company, and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations related to the business of the Company, (ii) engage in personal investing activities and/or charitable activities consistent with the Company's policy regarding investments (which may change from time to time) or (iii) with the consent of the Board, serve as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, provided that activities set forth in these clauses (i), (ii), or
(iii) either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.

                  Section 5. REIMBURSEMENT FOR EXPENSES. The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items in accordance with the Company's expense reimbursement policy, as the same may be modified by the Board from time to time.

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The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

                  Section 6.        TERMINATION AND DEFAULT.

                  (a) EARLY TERMINATION OF THE EMPLOYMENT TERM. Notwithstanding
Section 2 hereof, the Employment Term shall end upon the earliest to occur of
(i) a termination of Executive's employment due to the Executive's death, (ii) a termination by reason of a Disability, where "Disability" shall mean any physical or mental disability or infirmity that prevents the performance of Executive's duties hereunder for a period of 90 consecutive days or 120 days during any 12-month period, (iii) a termination by the Company with or without Cause (as defined below), and (iv) a termination by Executive with or without Good Reason (as defined below). In the event of termination of the Executive's employment for any reason, at the Company's request, the Executive shall resign from the Board and the board of directors of any Company subsidiaries.

                  (b) TERMINATION DUE TO DEATH OR DISABILITY. The Executive's employment shall terminate upon his death, or in the event of a Disability, upon delivery of written notice to the Executive of such termination by reason of the Executive's Disability. Upon such event, the Executive, or Executive's estate, as applicable, shall be entitled to receive the amounts specified in Section 6(f) below. The Board's reasoned and good faith judgment of Disability shall be final, binding and conclusive and shall be based on such competent medical evidence as shall be presented to it by Executive and/or by any physician or group of physicians or other competent medical expert employed by Executive or the Company to advise the Board.

                  (c) TERMINATION BY THE COMPANY WITH OR WITHOUT CAUSE. The Company may terminate the Executive's employment at any time, with or without Cause. Termination of the Executive's employment hereunder shall be effective upon delivery of written notice of such termination. For purposes of this Agreement, "Cause" shall mean: (i) the Executive's failure, neglect or refusal (except where due to a Disability) to perform his duties hereunder which failure, neglect or refusal shall not have been corrected by the Executive within 10 business days of receipt by the Executive of written notice from the Company of such failure, neglect or refusal, which notice shall with reasonable specificity set forth the nature of said failure, neglect or refusal; (ii) any willful or intentional act of the Executive that has the effect of injuring the reputation or business of the Company or its affiliates in any material respect;
(iii) the Executive's use of illegal drugs or repeated drunkenness by the Executive on Company property; (iv) conviction of, or plea of guilty or NOLO CONTENDERE to, the commission of a felony by the Executive; (v) the commission by the Executive of an act of fraud or embezzlement against the Company; or (vi) the Executive's breach of any of the covenants provided in Section 7 hereof.

                  (d) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment with the Company for Good Reason upon thirty (30) days written notice, which notice shall specifically set forth the nature of such Good Reason. The term "Good Reason" shall mean (i) the substantial and material diminution in the Executive's status, duties, or responsibilities then in effect; (ii) without the Executive's consent, the relocation of the Executive's principal office location more than fifty (50) miles from its current location in Boca

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Raton, Florida; (iii) any material breach of this Agreement; or (iv) the failure of any successor to assume this Agreement as required under Section 11(a) hereof. Notwithstanding the occurrence of any such event or circumstance above, such occurrence shall not be deemed to constitute Good Reason hereunder if, within the thirty-day notice period, the event or circumstance giving rise to Good Reason has been fully corrected by the Company.

                  (e) RESIGNATION BY THE EXECUTIVE. The Executive shall have the right to terminate his employment at any time by giving thirty (30) days written notice of his resignation.

                  (f) PAYMENTS UPON TERMINATION. (i) In the event that the Executive's employment terminates for any reason, the Company shall pay to the Executive all amounts accrued but unpaid hereunder through the date of termination in respect of Salary and other compensation provided hereunder, accrued but unused vacation and any unreimbursed expenses. Amounts owed by the Company in respect of the payments under Section 6(f)(i) hereof or reimbursement for expenses under the provisions of Section 5 hereof shall be paid within five
(5) business days of any termination.

                           (ii) In the event the Executive's employment is
terminated by the Company without Cause (other than upon expiration of the Employment Term pursuant to Section 2 hereof or a termination under Section 6(b) above), or by the Executive with Good Reason, in addition to the amounts specified in subsection (i) above, (A) the Executive shall continue to receive the Salary and other compensation provided hereunder (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination for a period of twelve (12) months (the "Severance Term"), and (B) to the extent permissible under the Company's health plans, during the Severance Term, the Executive shall continue to receive any health benefits provided to him as of the date of such termination.

                           (iii) In the event the Executive's employment is
terminated (A) by the Company without Cause (other than upon expiration of the Employment Term pursuant to Section 2 hereof), (B) pursuant to Section 6(b) hereof, or (C) by the Executive with Good Reason, in addition to the amounts specified in subsections (i) and (ii) above, the Company shall reimburse the Executive for all legal fees, costs, and expenses (including without limitation, legal fees and expenses on appeal) incurred by the Executive in enforcing this Agreement.

                           (iv) Payment of any amounts pursuant to this
Section 6(f) shall be expressly conditioned upon the Executive's execution of a general waiver and release of claims against the Company and its officers, directors, agents, and affiliates.

                  (g) CHANGE IN CONTROL. In the event that within twelve (12) months following a Change in Control, the Executive's employment is terminated by the Company without Cause (other than upon expiration of the Employment Term pursuant to Section 2 hereof or a termination under Section 6(b) above), or by the Executive with Good Reason, in addition to amounts provided in Section 6(f) hereof, the Executive shall be entitled to a lump-sum payment equal to two (2) times the sum of the Executive's Salary and other compensation provided hereunder as then in effect not later than 30 days after the effective date of the Executive's termination of employment. In addition, if the Executive holds any stock options or warrants ("Stock Rights") of Holdings, the Company shall pay to the Executive the difference between the

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fair market value of a share of Holdings' stock at the time of termination or resignation and the exercise price per share of any Stock Rights held by the Executive (whether or not such Stock Rights are presently exercisable or vested) multiplied by the number of Stock Rights held by the Executive. With respect to restricted stock owned by the Executive, all forfeiture provisions shall be deemed fully met, the shares of restricted stock shall be surrendered to Holdings and Holdings shall pay the Employee the difference between (x) the fair market value of the shares of restricted stock and (y) the sum of the principal amount and accrued interest on the promissory note payable by the Employee to Holdings in respect of the restricted stock. For purposes of this Agreement, the term "Change in Control" shall mean:

                           (i) The acquisition by any individual, entity or
group (other than the Company, Holdings, any employee benefit plan of the Company or Holdings, or Warburg, Pincus Private Equity VIII, L.P. or any affiliate thereof) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities representing more than 50% of the voting securities of the Company or of Holdings entitled to vote generally in the election of directors, determined on a fully-diluted basis ("Voting Securities"); PROVIDED, HOWEVER, that such acquisition shall not constitute a Change in Control hereunder if a majority of the holders of the Voting Securities immediately prior to such acquisition retain directly or through ownership of one or more holding companies, immediately following such acquisition, a majority of the voting securities entitled to vote generally in the election of directors of the successor entity;

                           (ii) The date upon which individuals who as of the
date hereof constitute a majority of the Board (the "Incumbent Board" ) cease to constitute at least a majority of the Board, provided, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's or Holdings' shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

                           (iii) Consummation of a reorganization, merger
or consolidation or sale or other disposition of all or substantially all of the assets of the Company or of Holdings (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or Holdings or all or substantially all of the Company's or Holdings' assets either directly or through one or more subsidiaries).

                  (h) PAYMENT IN LIEU. In the event of termination of the Executive's employment due to the voluntary resignation by the Executive, the Company may, in its sole and absolute discretion, at any time after notice of termination has been given by the Executive, terminate this Agreement, provided that the Company shall pay to the Executive his then current Salary and continue benefits provided pursuant to Section 3(d) for the duration of the unexpired notice period.

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                  (i) PARACHUTE PAYMENTS. In the event that (i) any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive (collectively, the "Covered Payments"), are or become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax that may hereafter be imposed (the "Excise Tax"), and (ii) it would be economically advantageous to the Executive to reduce such Covered Payments to avoid imposition of the Excise Tax, the Covered Payments shall be reduced to an amount which maximizes the aggregate present value (as determined in accordance with Section 280G(d)(4) of the Code or any successor provision of the Code) of the Covered Payments without causing the Covered Payments to be subject to the Excise Tax. The reduction described in this
Section 6(i) shall only be made if the net after-tax amount to be received by the Executive after giving effect to the reduction will be greater than the net after-tax amount that would be received by the Executive without the reduction. The Executive shall in his sole discretion determine which and how much of the Covered Payments shall be eliminated or reduced consistent with the requirements of this Section 6(i).

                  (j) SURVIVAL OF OPERATIVE SECTIONS. Upon any termination of the Executive's employment, the provisions of Section 6(f) through Section 6(i), and Section 7 through Section 17 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

                  Section 7. RESTRICTIVE COVENANTS. The Executive acknowledges and agrees that the agreements and covenants contained in this Section 7 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company's business and assets and by his employment with the Company, and that the Executive will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment. For purposes of this Section 7, references to the Company shall be deemed to include Holdings.

                  (a) CONFIDENTIAL INFORMATION. At any time during and after the end of the Employment Term, without the prior written consent of the Board, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, the Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, the Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (i) relating to the Company, or
(ii) that the Company or any of its affiliates may receive belonging to suppliers, customers or others who do business with the Company ("Confidential Information"). Executive's obligation under this Section 7(a) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the breach of the Executive of this
Section 7(a); (iii) is known to the Executive prior to the Executive's receipt of such information from the Company any of its subsidiaries, as evidenced by written records of the Executive; or (iv) is disclosed after

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termination of the Executive's employment to the Executive by a third party not under an obligation of confidence to the Company.

                  (b) NON-COMPETITION. The Executive covenants and agrees that during the Employment Term and for a period extending to the first anniversary of the Executive's termination of employment for any reason, or in the case of a termination under Section 6(g) hereof a period extending to the third anniversary of such termination (the "Restricted Period"), with respect to any jurisdiction in which the Company is engaged in business at the time of such termination, the Executive shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which competes to a material extent with the business activities in which the Company is engaged at the time of such termination or in which business activities the Company has documented plans to become engaged in and as to which Executive has knowledge at the time of Executive's termination of employment, or any entity in which any such relationship with the Executive would result in the inevitable use or disclosure of Confidential Information (a "Competing Business"). Notwithstanding the foregoing, in the event of a termination of employment other than pursuant to Section 6(g) hereof, at the election of the Company, the Restricted Period may be extended to a period ending not later than the third anniversary of the Executive's termination of employment; provided, that during such extended period, the Company continues to pay the Executive the Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination. Notwithstanding anything herein to the contrary, this Section 7(b) shall not prevent the Executive from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation.

                  (c) NON-SOLICITATION; NON-INTERFERENCE. During the Restricted Period, the Executive shall not, directly or indirectly, for his own account or for the account of any other individual or entity (i) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, as agent of, or a service provider to, the Company to terminate such person's employment, agency or service, as the case may be, with the Company; or (ii) divert, or attempt to divert, any person, concern, or entity from doing business with the Company or any of its subsidiaries, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company.

                  (d) NON-DISPARAGEMENT. The Executive agrees that, except as required by applicable law, or compelled by process of law, at any time following the date hereof, neither he, nor anyone acting on his behalf, shall hereafter (i) make any derogatory, disparaging or critical statement about the Company, or any of the Company's current officers, directors, employees, shareholders or lenders or any persons who were officers, directors, employees, shareholders or lenders of the Company; or (ii) without the Company's prior written consent, communicate, directly or indirectly, with the press or other media, concerning the past or present employees or business of the Company.

                  (e) RETURN OF DOCUMENTS. In the event of the termination of Executive's employment for any reason, the Executive shall deliver to the Company all of (i) the property of the Company and (ii) the documents and data of any nature and in whatever medium of the

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Company in his possession, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

                  (f) WORKS FOR HIRE. The Executive agrees that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights and other rights throughout the world) in any inventions, works of authorship, mask works, ideas or information made or conceived or reduced to practice, in whole or in part, by the Executive (either alone or with others) during the Employment Term ("Developments"); provided, however, that the Company shall not own Developments for which no equipment, supplies, facility, trade secret information or Confidential Information of the Company was used and which were developed entirely on Executive's time, AND which do not relate (A) to the business of the Company or its affiliates or (B) to the Company's or its affiliates actual or demonstrably anticipated research or development, and (ii) which do not result from any work performed by the Executive for the Company. Subject to the foregoing, Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others during the Employment Term. The Executive hereby assigns to the Company all right, title and interest in and to any and all Developments owned by the Company pursuant to the first sentence of this Section 7(f). The Executive agrees to assist the Company, at the Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. The Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on the Executive's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Executive. In addition, and not in contravention of any of the foregoing, the Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 USC Section 101). To the extent allowed by law, this
Section 7(f) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" ( "Moral Rights") in respect of the Developments owned by the Company pursuant to the first sentence of this Section 7(f). To the extent Executive retains any such Moral Rights under applicable law, the Executive hereby waives such Moral Rights and consents to any action consistent with the terms of this Agreement with respect to such Moral Rights, in each case, to the full extent of such applicable law. The Executive will confirm any such waivers and consents from time to time as requested by the Company.

                  (g) BLUE PENCIL. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 7 unenforceable, the other provisions of this Section 7 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

                  Section 8. INJUNCTIVE RELIEF. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants

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contained in Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of
Section 7 hereof, restraining the Executive from engaging in activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in
Section 7(b) or Section 7(c) hereof and during any other period required for litigation during which the Company seeks to enforce this covenant against the Executive if it is ultimately determined that such person was in breach of such covenants.

                  Section 9. REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE. The Executive represents that:

                  (a) the Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound,

                  (b) he has not, and in connection with his employment with the Company will not, violate any non-solicitation or other similar covenant or agreement by which he is or may be bound, and

                  (c) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

                  Section 10. TAXES. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

                  Section 11. SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES.

                  (a) THE COMPANY. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.

                  (b) THE EXECUTIVE. The Executive's rights and obligations under this Agreement shall not be transferable by the Executive by assignment or otherwise, without the prior written consent of the Company; PROVIDED, HOWEVER, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of

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this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

                  Section 12. WAIVER AND AMENDMENTS. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; PROVIDED, HOWEVER, that any such waiver, alteration, amendment or modification is consented to on the Company's behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

                  Section 13. SEVERABILITY AND GOVERNING LAW. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

                  Section 14. NOTICES.

                  (a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by the Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Executive may be given to the Executive personally or may be mailed to Executive at the Executive's last known address, as reflected in the Company's records.

                  (b) Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

                  Section 15. SECTION HEADINGS. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

                  Section 16. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications,

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

understandings and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Original Agreement.

                  Section 17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

                  Section 18. CONDITIONAL UPON CLOSING OF TRANSACTIONS.

                  Notwithstanding any other provisions hereunder, this Agreement is expressly conditional upon the closing of the transactions contemplated under the Merger Agreement. In the event such transactions do not close, this Agreement shall be null and void in any all respects.



                  [Signatures to appear on the following page.]


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



                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                  MEDICAL STAFFING NETWORK, INC.



                                  By:       /s/ Robert Adamson
                                     ----------------------------------------
                                           Name:  Robert Adamson
                                           Title:    Chief Executive Officer

                                  MSN HOLDINGS, INC.



                                  By:       /s/ Robert Adamson
                                     ----------------------------------------
                                           Name:  Robert Adamson
                                           Title:    Chief Executive Officer

                                  EXECUTIVE

                                  /s/ Patricia Donohoe
                                  -------------------------------------------
                                  Patricia Donohoe


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